Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

February 3, 2016

Contact: Keith Schroeder

Chief Financial Officer

(918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY ANNOUNCES RECORD

TWELVE-MONTH NET SALES AND EARNINGS;

DECLARES DIVIDEND OF $0.35 PER SHARE

 PRYOR, OKLAHOMA (February 3, 2016) – Orchids Paper Products Company (NYSE MKT: TIS) today reported the following.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net sales:
Converted product	$40,175	$41,340	$161,052	$138,382
Parent rolls	1,729	-	7,394	4,342
Total net sales	$41,904	$41,340	$168,446	$142,724
Gross profit	$8,147	$6,447	$30,497	$26,739
Net income	$3,701	$2,446	$13,557	$9,465
Adjusted net income	$3,890	$2,762	$13,765	$12,096
Diluted net income per share	$0.36	$0.28	$1.38	$1.11
Adjusted diluted net income per share	$0.38	$0.31	$1.40	$1.42
EBITDA	$8,698	$5,985	$31,357	$23,819
Adjusted EBITDA	$8,969	$6,448	$32,405	$27,670

Other Selected Financial Data:
Gross profit margin	19.4%	15.6%	18.1%	18.7%
EBITDA margin	20.8%	14.5%	18.6%	16.7%
Adjusted EBITDA margin	21.4%	15.6%	19.2%	19.4%

Jeff Schoen, President and Chief Executive Officer, stated, “Orchids achieved a record setting year in 2015. Following our record setting results in the third quarter of 2015, our fourth quarter performance resulted in annual records in Net Sales, Adjusted Net Income and Adjusted EBITDA. Our results for the quarter were negatively affected by an incident that damaged a section of one of our converting lines, which restricted production in the face of strong open orders, causing a reduction in sales in the quarter. This is an insured incident which we believe will result in an approximate $1.0 million claim, or $0.06 per share, related to these lost sales under our business interruption insurance, which has not been included in our 2015 results.”

Mr. Schoen continued, “In 2015, we continued to work toward our vision to be recognized as a national supplier of high quality consumer tissue products in the value, premium and ultra-premium tier product segments. This year, we began to execute our long-term goal to increase Orchids’ Adjusted EBITDA and earnings per share by maximizing sales and profitability across our manufacturing sites in Oklahoma and South Carolina and our operations in Mexico. We successfully implemented a new converting line and a new paper machine in our Oklahoma location, resulting in capacity and cost improvements, and began construction on our greenfield site in South Carolina. Additionally, our first full-year of sales from our supply agreement with Fabrica provided a significant increase in sales and EBITDA, as expected. We believe the opportunity for growth in our converted product business is strong, and we will continue to focus on maximizing sales, improving the manufacturing capacity of our current assets while also improving operating costs, and bringing converted product production on-line in South Carolina. Our South Carolina facility is progressing as planned, with start-up of the first converting line expected in February and start-up of the second line in the second quarter of 2016. Engineering of the paper machine is underway and it is expected to become operational in early 2017.”

Three-month period ended December 31, 2015

Net sales of converted product decreased primarily due to:

●

lower than planned production from our Oklahoma facility due to an incident on one of our main converting lines, which took the line out of commission for approximately eight weeks during the quarter. The line went back into operation in December at a reduced rate of production. At present, the line is operating close to pre-incident run rates. Estimated lost sales in the quarter due to the production shortfall are approximately 300,000 cases.

Net sales of parent rolls increased due primarily to:

●

demolition of two older paper machines in the fourth quarter of 2014. The resulting decrease in production capacity resulted in having no excess parent rolls to sell on the open market during the prior year quarter.

Gross profit as a percent of net sales increased primarily due to:

●	higher margins under the supply agreement with Fabrica, resulting from a strong US dollar exchange rate with the Mexican peso, SKU optimization and price increases in the “away from home” business.
●	margins on parent roll sales. The start-up of the new paper machine in Oklahoma lowered operating costs and resulted in increased parent roll tonnage available for sale.
●	lower production costs in our paper making operation.

Gross profit was negatively affected by:

●

lower production due to the converting line incident. Due to the lower production and strong open orders, we estimate lost sales and the resultant margins on approximately 300,000 cases. This incident is covered by a business interruption insurance policy, under which we expect to recover approximately $1.0 million when settled. Additionally, we recorded the $100,000 deductible on the property and casualty insurance claim to repair and maintenance costs during the quarter.

●	higher fiber costs. The combination of price changes and mix of fiber consumed in the fourth quarter of 2015 resulted in an approximate $152,000 decrease in gross profit.
●	higher converted product production costs, due primarily to higher repairs and maintenance expense and higher labor costs.
●	higher depreciation.

Twelve-month period ended December 31, 2015

Net sales of converted product increased primarily due to:

●	the full-year effect of shipments under the supply agreement with Fabrica.
●	an 8% increase in shipments from our Oklahoma site.

Net sales of converted product were negatively affected by:

●

a 5% decrease in net selling price per ton due to a change in mix of converted products sold, including “away from home” sales associated with the Fabrica transaction, which typically have a lower selling price than “at home” sales.

Net sales of parent rolls increased primarily due to:

●	a 51% increase in tons shipped due to the increased production in 2015 from our new paper machine project, as discussed above.
●	a 13% increase in selling price per ton.

Gross profit as a percent of net sales decreased primarily due to:

●	the effects of the Oklahoma paper machine project on our first quarter results.
●

higher fiber costs. Average fiber prices across our fiber basket increased by 4% in 2015, resulting in an approximate $2.4 million decrease in gross profit. Additionally, we consumed approximately 3,000 tons of purchased parent rolls at a cost of approximately $3.4 million in 2015.

●	higher converted product production costs, primarily due to higher labor and repairs and maintenance expense.
●	The effects of the converting line incident, as discussed above.

Income Taxes

As of December 31, 2015, our effective tax rate is 30.9%, as compared to the 33.9% effective tax rate estimated at the end of the third quarter of 2015. The lower estimated effective tax rate is the result of the December 2015 ratification of the Indian Employment Tax Credits for 2015 and 2016 and state investment tax credits that were higher than previously estimated. A change in our estimated state tax liabilities had a positive effect of $0.05 on net income per diluted share for the twelve-months ended December 31, 2015.

Liquidity

	Twelve Months Ended
	December 31,
	2015	2014
Cash Flow Provided by (Used in):
Operating Activities	$18,791	$20,152
Investing Activities	$(75,189)	$(37,434)
Financing Activities	$59,738	$11,098

Cash provided by operations was primarily impacted by:

●

higher cash earnings, including increased deferred taxes from capital projects placed into service in 2015, offset by increased inventory levels, primarily due to an increase in parent roll inventory as we prepared for the start-up of our Barnwell site, and higher income taxes receivable.

Cash used in investing activities in 2015 includes:

●	$63.2 million on capital expenditures.
●	restriction of $12.0 million of cash in connection with a New Markets Tax Credit transaction. This cash will be used to fund a portion of the Barnwell greenfield project.

Cash provided by financing activities in 2015 was primarily impacted by:

●	$32.1 million of net proceeds from a follow on stock offering.
●	$31.1 million of borrowings under our term loans and $10.8 million under our revolving credit lines.
●	$5.1 million of proceeds received under our New Market Tax Credit transaction.
●	$2.7 million of debt repayments.
●	$13.8 million of dividends paid to stockholders.

Total long-term debt outstanding as of December 31, 2015 was $75.6 million and cash totaled $4.4 million. As a result, Net Debt outstanding as of December 31, 2015 was $71.2 million.

Dividend Declared

On February 3, 2016, the Orchids Board of Directors declared a quarterly dividend of $0.35 per share to be paid on March 1, 2016 to stockholders of record at the close of business on February 16, 2016.

Conference Call/Webcast

The Company will hold a teleconference to discuss its third quarter results at 10:00 a.m. (ET) on Thursday, February 4, 2016. All interested parties may participate in the teleconference by calling 888 346 7791 and requesting the Orchids Paper Products teleconference. A question and answer session will be part of the teleconference’s agenda. Those intending to access the teleconference should dial in fifteen minutes prior to the start. The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.” A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of a company. The five non-GAAP financial measures used within this press release are: (1) EBITDA, (2) Adjusted EBITDA, (3) Adjusted Net Income, (4) Adjusted Diluted Net Income Per Share and (5) Net Debt.

EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Net Income Per Share are not measurements of financial performance under GAAP and should not be considered as an alternative to net income, operating income, diluted net income per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA excludes stock-based compensation expense, expenses related to business acquisitions and costs to demolish property, plant and equipment. Adjusted Net Income excludes after-tax stock-based compensation expense, expenses related to business acquisitions, costs to demolish property, plant and equipment and the effects of a change in our estimated state tax liabilities. Adjusted Diluted Net Income Per Share is calculated by dividing Adjusted Net Income by the number of diluted weighted average shares outstanding. Management believes EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Net Income Per Share facilitate operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of facilities and equipment (affecting relative depreciation expense) non-cash compensation (affecting stock-based compensation expense) and sporadic expenses (including costs of business acquisitions, demolition costs and changes in estimated state tax liabilities).

Net Debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP. Net Debt represents total debt outstanding reduced by cash and short-term investments on hand. Management believes the presentation of Net Debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties. The Company intends these forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “will” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission on March 9, 2015 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2015, as filed with the Securities and Exchange Commission on May 8, August 5, and November 9, 2015, respectively.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is a customer-focused, national supplier of high quality consumer tissue products primarily serving the at home private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through ultra-premium quality market segments from its operations in northeast Oklahoma and Mexicali, Mexico and beginning in 2016 from its Barnwell, South Carolina greenfield site. The Company provides these products primarily to retail chains throughout the United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

Orchids Paper Products Company and Subsidiaries

Selected Financial Data

(in thousands, except tonnage and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Converted Product Net Sales	$40,175	$41,340	$161,052	$138,382
Parent Roll Net Sales	1,729	-	7,394	4,342
Net Sales	41,904	41,340	168,446	142,724
Cost of Sales	33,757	34,893	137,949	115,985
Gross Profit	8,147	6,447	30,497	26,739
Selling, General and Administrative Expenses	2,366	2,548	9,540	11,675
Intangibles Amortization	377	323	1,507	753
Operating Income	5,404	3,576	19,450	14,311
Interest Expense	232	56	521	271
Other (Income) Expense, net	(176)	40	(683)	181
Income Before Income Taxes	5,348	3,480	19,612	13,859
Provision for Income Taxes	1,647	1,034	6,055	4,394
Net Income	$3,701	$2,446	$13,557	$9,465

Average number of shares outstanding, basic	10,266,891	8,753,308	9,778,167	8,462,875
Average number of shares outstanding, diluted	10,349,113	8,822,732	9,844,221	8,538,752

Net income per share:
Basic	$0.36	$0.28	$1.39	$1.12
Diluted	$0.36	$0.28	$1.38	$1.11

Cash dividends paid	$3,594	$3,065	$13,848	$11,781
Cash dividends per share	$0.35	$0.35	$1.40	$1.40

Operating Data:
Converted Product Tons Shipped	20,800	20,864	82,972	67,870
Parent Roll Tons Shipped	1,754	-	7,436	4,922
Total Tons Shipped	22,554	20,864	90,408	72,792

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$5,608	$4,281	$18,791	$20,152
Investing Activities	$(39,704)	$(12,423)	$(75,189)	$(37,434)
Financing Activities	$29,907	$5,672	$59,738	$11,098

	As of
	December 31,	December 31,
Balance Sheet Data:	2015	2014
	(unaudited)
Cash & Restricted Cash	$16,366	$1,021
Accounts Receivable, net	11,834	10,195
Inventory, net	13,501	9,650
Other Current Assets	9,917	3,432
Property Plant and Equipment	232,925	169,551
Accumulated Depreciation	(59,547)	(49,831)
Net Property Plant and Equipment	173,378	119,720
Intangibles and Goodwill, net	23,290	24,797
Other Long Term Assets	3,093	1,924
Total Assets	$251,379	$170,739

Accounts Payable and Bank Overdrafts	$11,098	$13,097
Accrued Liabilities	3,880	3,747
Total Debt	75,581	36,362
Other Long-Term Liabilities	5,098	-
Deferred Income Taxes	21,939	17,020
Total Stockholders' Equity	133,783	100,513
Total Liabilities and Stockholders' Equity	$251,379	$170,739

Orchids Paper Products Company and Subsidiaries

Selected Financial Data

(in thousands, except tonnage and per share data)

Non-GAAP Measurements (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
EBITDA Reconciliation:	2015	2014	2015	2014
Net Income	$3,701	$2,446	$13,557	$9,465
Plus: Interest Expense	232	56	521	271
Plus: Income Tax Expense	1,647	1,034	6,055	4,394
Plus: Depreciation	2,741	2,126	9,717	8,936
Plus: Intangibles Amortization	377	323	1,507	753
Earnings Before Interest, Income Tax and Depreciation and Amortization (EBITDA)	$8,698	$5,985	$31,357	$23,819

	Three Months Ended December 31,		Twelve Months Ended December 31,
Adjusted EBITDA Reconciliation:	2015	2014	2015	2014
EBITDA	$8,698	$5,985	$31,357	$23,819
Plus: Stock Compensation Expense	271	270	1,048	1,879
Plus: Acquisition Costs	-	-	-	1,572
Plus: Demolition Costs	-	193	-	400
Adjusted Earnings Before Interest, Income Tax and Depreciation and Amortization (Adjusted EBITDA)	$8,969	$6,448	$32,405	$27,670

	Three Months Ended December 31,		Twelve Months Ended December 31,
Adjusted Net Income Reconciliation:	2015	2014	2015	2014
Net income	$3,701	$2,446	$13,557	$9,465
Plus: Stock Compensation Expense, net of tax	189	184	724	1,284
Plus: Acquisition Costs, net of tax	-	-	-	1,074
Plus: Demolition Costs, net of tax	-	132	-	273
Less: Change in Estimated State Tax Liabilities	-	-	(516)	-
Adjusted Net income	$3,890	$2,762	$13,765	$12,096

Adjusted Diluted Net Income Per Share	$0.38	$0.31	$1.40	$1.42

	As of
	December 31,	December 31,
Net Debt Reconciliation:	2015	2014
Current Portion Long-Term Debt	$3,882	$2,700
Long-Term Debt	71,699	33,662
Total Debt	75,581	36,362
Less: Cash, net of Bank Overdrafts	(4,361)	685
Net Debt	$71,220	$37,047